UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2014

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Executive Officer and Director

On March 27, 2014, ReachLocal, Inc. appointed Sharon Rowlands, 55, as Chief Executive Officer and a member of its Board of Directors effective April 1, 2014. A copy of the press release announcing Ms. Rowlands’ appointment is attached hereto as Exhibit 99.01.

Ms. Rowlands has more than 20 years of experience leading multi-billion dollar companies serving small and medium-sized businesses, financial markets and enterprise customers. Prior to joining ReachLocal, Ms. Rowlands served as Chief Executive Officer of Altegrity, a global risk consulting and information services company, from 2011 to 2013. From 2008 to 2011, Ms. Rowlands was the CEO of Penton Media, a business-to-business media company, which she led through a pre-packaged bankruptcy in February 2010. From 1997 to 2008, Ms. Rowlands held a variety of executive-level positions at Thomson Financial, a provider of information and technology solutions to the financial community and a business unit of The Thomson Corporation, including President and CEO from 2005 to 2008. She is a member of the Board of Directors of Constant Contact, a publicly traded provider of online marketing tools, and previously served as a member of the Board of Directors of Automatic Data Processing, a publicly traded leader in business outsourcing solutions including HR, payroll, tax and benefits administration from 2008 to 2011. Ms. Rowlands received her Postgraduate Certificate in Education from the University of London and her Bachelor of Arts in History from the University of Newcastle, Newcastle-Upon-Tyne.

ReachLocal entered into an employment letter with Ms. Rowlands, pursuant to which she will receive an annual base salary of $500,000 per year and is eligible to receive an annual bonus of up to 120% of her base salary. During her employment, Ms. Rowlands is eligible to participate in ReachLocal’s health and welfare, retirement and other plans and programs that the company makes available to senior executives from time to time. In addition, the employment letter provides that Ms. Rowlands is entitled to be reimbursed up to (i) $50,000 for reasonable expenses incurred by Ms. Rowlands with respect to her commuting and relocation to the Los Angeles, California greater metropolitan area and (ii) $10,000 per month (and any related gross-up payment to cover associated taxes) for temporary living expenses through August 1, 2015.

On April 1, 2014, in connection with being appointed Chief Executive Officer, Ms. Rowlands was granted: (i) an option to purchase 650,000 shares of ReachLocal’s common stock pursuant to ReachLocal’s Amended and Restated 2008 Stock Incentive Plan, and (ii) an option to purchase 200,000 shares of ReachLocal’s common stock as an “employment inducement” award granted to Ms. Rowlands as a material inducement to her entering into employment with ReachLocal, pursuant to NASDAQ rules. Each option has an exercise price equal to $10.30, and vests 12.5% on October 1, 2014, 12.5% on April 1, 2015, and in equal monthly installments over the three years thereafter, subject to Ms. Rowlands’ continued employment through the applicable vesting date.

Under the employment letter, upon the occurrence of a “change in control” (as defined in ReachLocal’s Change in Control and Severance Policy) of ReachLocal, the stock option granted to Ms. Rowlands in connection with the execution of the employment letter will, immediately prior to the occurrence of the change in control, vest and become exercisable with respect to 100% of the then-remaining outstanding unvested shares. Ms. Rowlands’ employment letter also provides that she will be eligible to participate in ReachLocal’s Change in Control and Severance Policy as a Group B participant.

The foregoing description of the employment letter is qualified in its entirety by reference to the full text of the employment letter, which is attached hereto as Exhibit 10.01 and incorporated by reference herein.

ReachLocal has also entered into an indemnification agreement with Ms. Rowlands. The indemnification agreement requires ReachLocal to indemnify Ms. Rowlands to the fullest extent permitted by Delaware law.

There are no arrangements or understandings between Ms. Rowlands and any other persons pursuant to which she was selected as an officer, director, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Chairman Resigns as Interim Chief Executive Officer

In connection with Ms. Rowlands’ appointment as Chief Executive Officer, David Carlick resigned as Interim Chief Executive Officer effective April 1, 2014, and resumed his role as non-executive Chairman of our Board of Directors.

Discretionary Bonuses to Certain Senior Executives

On March 27, 2014, the Board’s compensation committee approved one-time cash bonuses for certain executive officers who assumed significantly greater responsibility for managing the company while the company did not have a permanent Chief Executive Officer. The bonus payments to the named executive officers are as follows:

Named Executive Officer	Cash Bonus Amount
Ross Landsbaum, Chief Financial Officer	$200,000
Josh Claman, President	$220,000

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description of Exhibit
10.01	Employment Letter between ReachLocal, Inc. and Sharon T. Rowlands, dated March 31, 2014
10.02	Form of Inducement Stock Option Agreement
99.01	Press Release dated April 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2014	REACHLOCAL, INC.

	By:	/s/ Ross G. Landsbaum
	Name:	Ross G. Landsbaum
	Title:	Chief Financial Officer